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                     January 2, 2024

       Steven Litchfield
       Chief Financial Officer
       MaxLinear, Inc.
       5966 La Place Court, Suite 100
       Carlsbad, California 92008

                                                        Re: MaxLinear, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 1,
2023
                                                            File No. 001-34666

       Dear Steven Litchfield:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing